Exhibit 4.23

This 14th day of November 2022 I, Carl Rubin president, Homeopathic Partners, Inc. (“Note Holder”) do herein agree to extend the Maturity Date on a Promissory Note dated October 1, 2022, with Ludwig Enterprises, Inc. to July 1, 2023 or from funds from Ludwig Enterprises, Inc.’s S-1 offering – should such be approved and authorized by the US Securities and Exchange Commission.

Note Holder:

Carl Rubin, president

Homeopathic Partners, Inc.